Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated March 14, 2013

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-13 of product supplement MITTS-5.

The estimated initial value of the notes at the time the terms of the notes are set will be less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-11 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.25	$
Proceeds, before expenses, to BAC	$9.75	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.20 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.75 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

March     , 2013

Units $10 principal amount per unit CUSIP No. Pricing Date* March     , 2013 Settlement Date* April , 2013 Maturity Date* March     , 2019 *Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”) Bank of America Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM Maturity of approximately six years 100% participation in increases in the Index, subject to a capped return of [40% to 50%] If the Index decreases, 1-to-1 downside exposure to decreases in the Index, with up to 10% of your principal at risk All payments occur at maturity and are subject to the credit risk of Bank of America Corporation No periodic interest payments Limited secondary market liquidity, with no exchange listing Market Downside Protection

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

Summary

The Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March     , 2019 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes provide you with 100% participation in increases in the Market Measure, which is the Dow Jones Industrial AverageSM (the “Index”), subject to a cap. If the Index decreases, you may lose up to 10% of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Index. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Index. The economic terms of the notes (including the Capped Value) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes will be greater than the estimated initial value of the notes determined immediately at the time the terms of the notes are set. This estimated initial value is expected to be between $9.38 and $9.53 per unit. The estimated initial value will be calculated shortly before pricing and will be set forth in the final term sheet made available to investors in the notes. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-11.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately six years
Market Measure:	Dow Jones Industrial AverageSM (Bloomberg symbol: “INDU”), a price return index.
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page S-32 of product supplement MITTS-5.

Base Value:	$10.00 per unit
Minimum Redemption Amount:	$9.00 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount per unit.
Participation Rate:	100%
Capped Value:	[$14.00 to $15.00] per unit of the notes, which represents a return of [40% to 50%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date
Fees and Charges:	The underwriting discount of $0.25 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-11.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Market Index Target-Term Securities®	TS-2

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement MITTS-5 dated August 8, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512344346/d393576d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-5. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a partial loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Index will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a guaranteed return beyond the Minimum Redemption Amount.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Market Index Target-Term Securities®	TS-3

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 100%, the Minimum Redemption Amount of $9.00 per unit and a Capped Value of $14.50, the midpoint of the Capped Value range of [$14.00 to $15.00]. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 100%, the Minimum Redemption Amount of $9.00 per unit, a Capped Value of $14.50 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
70.00		-30.00%	$9.00		-10.00%
80.00		-20.00%	$9.00		-10.00%
90.00		-10.00%	$9.00	(2)	-10.00%
95.00		-5.00%	$9.50		-5.00%
100.00	(1)	0.00%	$10.00		0.00%
105.00		5.00%	$10.50		5.00%
110.00		10.00%	$11.00		10.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$14.00		40.00%
145.00		45.00%	$14.50	(3)	45.00%
150.00		50.00%	$14.50		45.00%
160.00		60.00%	$14.50		45.00%
170.00		70.00%	$14.50		45.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(2)	The Redemption Amount per unit will not be less than the Minimum Redemption Amount.

(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Market Index Target-Term Securities®	TS-4

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80, or 80% of the Starting Value:

Starting Value:	100
Ending Value:	80

$10 –	[	$10 ×	(100 – 80)	]	= $8.00, however, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $9.00 per unit.
100

Example 2

The Ending Value is 95, or 95% of the Starting Value:

Starting Value:	100
Ending Value:	95

Redemption Amount (per unit) = the greater of (a) $10 –	[	$10 ×	(100 – 95)	]	= $9.50 and (b) $9.00 = $9.50 per unit
100

Example 3

The Ending Value is 120, or 120% of the Starting Value:

Starting Value:	100
Ending Value:	120

$10 +	[	$10 × 100% ×	(120 – 100)	]	= $12.00 Redemption Amount per unit
100

Example 4

The Ending Value is 170, or 170% of the Starting Value:

Starting Value:	100
Ending Value:	170

$10 +	[	$10 × 100% ×	(170 – 100)	]	= $17.00 Redemption Amount per unit, however because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $14.50 per unit.
100

Market Index Target-Term Securities®	TS-5

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-13 of product supplement MITTS-5, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Index as measured shortly before the maturity date, you may not earn a return on your investment and you may lose up to 10% of your principal amount.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.

▪

The public offering price you pay for the notes will exceed their estimated initial value. The estimated initial value of the notes that will be provided in the final term sheet is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes are set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the level of the Index, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-11. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own securities of companies included in the Index, except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	You should consider the tax consequences of investing in the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-5.

Market Index Target-Term Securities®	TS-6

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of Dow Jones Indexes, the marketing name of CME Group Index Services LLC (“CME Indexes”, the “Index sponsor”), and is subject to change by Dow Jones Indexes. Dow Jones Indexes has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones Indexes discontinuing publication of the Index are discussed in the section of product supplement MITTS-5 beginning on page S-49 entitled “Description of MITTS — Discontinuance of a Non-Exchange Traded Fund-Based Market Measure — Equity-Based or Commodity-Based Market Measures that Are Not Exchange Traded Funds.” Neither we nor MLPF&S accept any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

Publication of the Index

Unless otherwise stated, all information on the Index provided in this term sheet is derived from Dow Jones Indexes, the marketing name and a licensed trademark of CME Indexes. The Index is a price-weighted index, which means an underlying stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer. The Index is designed to provide an indication of the composite performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The corporations represented in the Index tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Index is maintained by an Averages Committee comprised of the Managing Editor of The Wall Street Journal (“WSJ”), the head of Dow Jones Indexes research and the head of CME Group Inc. research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company. Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a component’s core business. When such an event necessitates that one component be replaced, the entire Index is reviewed. As a result, when changes are made they typically involve more than one component. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average.

Changes in the composition of the Index are made entirely by the Averages Committee without consultation with the corporations represented in the Index, any stock exchange, any official agency or us. Changes to the common stocks included in the Index tend to be made infrequently, and the underlying stocks of the Index may be changed at any time for any reason. The companies currently represented in the Index are incorporated in the United States and its territories and their stocks are listed on the New York Stock Exchange and NASDAQ.

The Index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Index have been changed on a relatively infrequent basis. Nine main groups of companies constitute the Index, with the approximate sector weights of the Index as of February 28, 2013 indicated in parentheses: Industrials (21.1%); Technology (15.9%); Consumer Services (15.8%); Oil & Gas (11.3%); Financials (11.1%); Health Care (10.9%); Consumer Goods (6.3%); Telecommunications (4.5%); and Basic Materials (3.1%).

Computation of the Index

The level of the Index is the sum of the primary exchange prices of each of the 30 component stocks included in the Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the Index. Because the Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Index. The current divisor of the Index is published daily in the WSJ and other publications. In addition, other statistics based on the Index may be found in a variety of publicly available sources.

Market Index Target-Term Securities®	TS-7

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

The following table presents the listing symbol, industry group, price per share, and component stock weight for each of the component stocks in the Index based on publicly available information on February 28, 2013.

Issuer of Component Stock(1)	Symbol	Industry	Price Per Share(2)	Component Stock Weight(2)
3M Company	MMM	Diversified Industrials	$104.00	5.68%
Alcoa Inc.	AA	Aluminum	$8.52	0.47%
American Express Company	AXP	Consumer Finance	$62.15	3.40%
AT&T Inc.	T	Fixed Line Telecommunications	$35.91	1.96%
Bank of America Corporation	BAC	Banks	$11.23	0.61%
The Boeing Company	BA	Aerospace	$76.90	4.20%
Caterpillar Inc.	CAT	Commercial Vehicles & Trucks	$92.37	5.05%
Chevron Corporation	CVX	Integrated Oil & Gas	$117.15	6.40%
Cisco Systems, Inc.	CSCO	Telecommunications Equipment	$20.85	1.14%
The Coca-Cola Company	KO	Soft Drinks	$38.72	2.12%
E. I. du Pont de Nemours and Company	DD	Commodity Chemicals	$47.90	2.62%
Exxon Mobil Corporation	XOM	Integrated Oil & Gas	$89.55	4.89%
General Electric Company	GE	Diversified Industrials	$23.22	1.27%
Hewlett-Packard Company	HPQ	Computer Hardware	$20.14	1.10%
The Home Depot, Inc.	HD	Home Improvement Retailers	$68.50	3.74%
Intel Corporation	INTC	Semiconductors	$20.85	1.14%
International Business Machines Corporation	IBM	Computer Services	$200.83	10.97%
Johnson & Johnson	JNJ	Pharmaceuticals	$76.11	4.16%
JPMorgan Chase & Co.	JPM	Banks	$48.92	2.67%
McDonald’s Corporation	MCD	Restaurants & Bars	$95.90	5.24%
Merck & Co., Inc.	MRK	Pharmaceuticals	$42.73	2.33%
Microsoft Corporation	MSFT	Software	$27.80	1.52%
Pfizer Inc.	PFE	Pharmaceuticals	$27.37	1.50%
The Procter & Gamble Company	PG	Nondurable Household Products	$76.18	4.16%
The Travelers Companies, Inc.	TRV	Property & Casualty Insurance	$80.42	4.39%
United Technologies Corporation	UTX	Aerospace	$90.55	4.95%
UnitedHealth Group Incorporated	UNH	Health Care Providers	$53.45	2.92%
Verizon Communications, Inc.	VZ	Fixed Line Telecommunications	$46.53	2.54%
Wal-Mart Stores, Inc.	WMT	Broadline Retailers	$70.78	3.87%
The Walt Disney Company	DIS	Broadcasting & Entertainment	$54.59	2.98%

(1)

The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and neither we nor any of our affiliates make any representation to any purchaser of the notes as to the performance of the Index or any component stock included in the Index. Beneficial owners of the notes will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

(2)	Information obtained from Bloomberg Financial Markets.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. Dow Jones and CME Indexes do not guarantee the accuracy or the completeness of the Index or any data included in the Index. Dow Jones and CME Indexes assume no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. Dow Jones and CME Indexes disclaim all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the notes at maturity.

Market Index Target-Term Securities®	TS-8

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

The following graph shows the monthly historical performance of the Index in the period from January 2008 through February 2013. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On March 8, 2013, the closing level of the Index was 14,397.07.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

“S&P®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and “Dow Jones®” is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “DJIASM” is a trademark of Dow Jones. The trademark has been sublicensed for certain purposes by our subsidiary, MLPF&S. The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the notes.

Market Index Target-Term Securities®	TS-9

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

Market Index Target-Term Securities®	TS-10

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.15 to $0.29 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the estimated initial value of the notes at the time the terms of the notes are set being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes are set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to MITTS” beginning on page S-13 and “Use of Proceeds” on page S-28 of product supplement MITTS-5.

Market Index Target-Term Securities®	TS-11

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

We intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

•

Under this characterization and tax treatment of the notes, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule” with respect to a note without regard to cash, if any, received on the notes.

•

The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 2.1075% per annum (compounded semi-annually). The hypothetical comparable yield is our current estimate of the comparable yield based upon market conditions as of the date of this term sheet. It has been determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on April 5, 2013 and were scheduled to mature on March 29, 2019. This tax accrual table is based upon a hypothetical projected payment schedule per $10.0000 principal amount of the notes, which would consist of a single payment of $11.3365 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period per Unit	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period per Unit
April 5, 2013 to December 31, 2013	$0.1562	$0.1562
January 1, 2014 to December 31, 2014	$0.2151	$0.3713
January 1, 2015 to December 31, 2015	$0.2197	$0.5910
January 1, 2016 to December 31, 2016	$0.2244	$0.8154
January 1, 2017 to December 31, 2017	$0.2292	$1.0446
January 1, 2018 to December 31, 2018	$0.2340	$1.2786
January 1, 2019 to March 29, 2019	$0.0579	$1.3365

Hypothetical Projected Redemption Amount = $11.3365 per unit of the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

•

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page 85 of the prospectus), will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-59 of product supplement MITTS-5) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-56 of product supplement MITTS-5.

Market Index Target-Term Securities®	TS-12

Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due March , 2019

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

“Market Index Target-Term Securities®” and “MITTS®” are our registered service marks.

Market Index Target-Term Securities®	TS-13